  UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

JANOVER INC.

(Name of Registrant As Specified In Its Charter)

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JANOVER INC.

6401 Congress Avenue, Suite 250

Boca Raton, FL 3348

(844) 885-6875

INFORMATION STATEMENT PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934 AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of Janover Inc.:

NOTICE IS HEREBY GIVEN that the Board of Directors (the “Board”) of Janover Inc., a Delaware corporation (“we”, “us” or “our”), has approved, and the holders of an excess of a majority of the outstanding shares of our classes of voting stock of the Company, common stock, par value $0.00001 per share (the “Common Stock”), and Series A Preferred Stock, par value $0.00001 (the “Series A Preferred”), have executed a written consent in lieu of a special meeting approving an amendment to our Certificate of Incorporation to authorize a reverse split of the Company’s outstanding shares of common stock, par value $0.00001 per share, with a split ratio of between 1-for-5 and 1-for-25, which will be determined by the Board of Directors at any time or times for a period of 12 months after the date of the written consent (the “Reverse Split”).

The accompanying Information Statement, which describes the above corporate action in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Under the Delaware General Corporation Law and our bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holders of a majority of our outstanding Common Stock is sufficient under the Delaware General Corporation Law and our bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to our other stockholders for a vote. Pursuant to Rule 14c-2 under the Exchange Act, these corporate actions will not be effected until at least twenty (20) calendar days after the mailing of the Information Statement to our stockholders.

This letter is the notice required by Section 228(e) of the Delaware General Corporation Law. We will first mail the Information Statement on or about December [*], 2024 to our stockholders of record as of November 27, 2024.

By Order of the Board of Directors,

/s/ Blake Janover
Chief Executive Officer
December [*], 2024

JANOVER INC.

6401 Congress Avenue, Suite 250

Boca Raton, FL 3348

(844) 885-6875

INFORMATION STATEMENT PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934 AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

NO VOTE OR OTHER ACTION OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

Janover, Inc., a Delaware corporation (“Janover”, “Company”, “we”, “us” or “our”) is sending this Information Statement solely for the purpose of informing our stockholders in the manner required under Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the actions taken by the holders of a majority of our outstanding shares of our classes of voting stock of the Company, common stock, par value $0.00001 per share (the “Common Stock”), and Series A Preferred Stock, par value $0.00001 (the “Series A Preferred”), by written consent in lieu of a special meeting. No action is requested or required on your part.

What actions were taken by written consent in lieu of a special meeting?

Our Board of Directors (the “Board”) has approved, and stockholders holding at least a majority of the issued and outstanding shares of our classes of voting stock have approved, by written consent in lieu of a special meeting: an amendment to our Certificate of Incorporation to authorize a reverse split of the Company’s outstanding shares of common stock, par value $0.00001 per share, with a split ratio of between 1-for-5 and 1-for-25, which will be determined by the Board of Directors at any time or times for a period of 12 months after the date of the written consent (the “Reverse Split”).

What vote was obtained to approve the Reverse Split described in this Information Statement?

The Reverse Split was approved by our Board on November 27, 2024, and by our stockholders pursuant to action taken by majority written consent dated November 27, 2024 (the “Record Date”). The approval of the Reverse Split by written consent of stockholders in lieu of a special meeting requires the consent of the holders of at least a majority of our outstanding shares of Common Stock and Preferred Stock as of the Record Date. As of the Record Date, 11,299,582 shares of our Common Stock were issued and outstanding. Each share of our Common Stock is entitled to one vote. As of the Record Date 10,000 shares of our Series A Preferred were issued and outstanding. Each share of our Series A Preferred is entitled to the number of votes equal to the total number of shares of Common Stock outstanding at the time of such vote multiplied by 10,000, which amounts to an aggregate of 100,000,000 votes as of the Record Date.

Based on the foregoing, as of the Record Date, the total aggregate amount of votes entitled to vote regarding the approval of the Reverse Split was 111,299,582. Pursuant to Delaware General Corporation Law, at least a majority of the voting equity of the Company, or at least 55,649,791 votes are required to approve the corporate actions by written consent. The majority of our shareholder voting power, which held 105,838,504 votes equal or approximately 95.10% of the voting equity of the Company, have voted in favor of the corporate actions, thereby satisfying the requirement pursuant to Delaware General Corporation Law that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the names of the holders of the Common Stock, and the Series A Preferred Stock, the number of shares of Common Stock, and the Series A Preferred Stock held by such holder, the total number of votes that such holder voted in favor of the corporate actions and the percentage of the issued and outstanding voting equity of the Company that voted in favor thereof:

Name of Voting Stockholder	Class of Stock	Number of Shares held	Number of Votes held by such Stockholder	Number of Votes that Voted in Favor of the Reverse Split	Percentage of the Voting Equity that Voted in Favor of the Reverse Split
Blake Janover	Common Stock	5,838,504	5,838,504	5,838,504	51.67%
Blake Janover	Series A Preferred Stock	10,000	100,000,000	100,000,000	100.00%
Total				105,838,504	95.10%

Who is paying the cost of this Information Statement?

We will pay for preparing, printing and mailing this Information Statement. Our costs are estimated at approximately $[●].

Am I entitled to dissenter’s rights?

The Delaware General Corporation Law does not provide for dissenter’s rights for the Reverse Split.

APPROVAL OF THE REVERSE SPLIT

The Reverse Split Amendment

Our Board and stockholders granted the Board discretionary authority within the next twelve (12) months to file a Certificate of Amendment to the Certificate of Incorporation to effectuate the Reverse Split (the “Reverse Split Amendment”) of all of our issued and outstanding shares of common stock at an exchange ratio of not less than 1-for-5 and not more than 1-for-25, which we sometimes refer to as the Reverse Split. The form of the Reverse Split Amendment is attached to this Information Statement as Appendix A.

Background and Reasons for the Reverse Split

The Board of Directors has the authority, but not the obligation, in its sole discretion and without any further action on the part of the stockholders, to effect the Reverse Split within this range at any time it believes to be most advantageous to our Company and stockholders in the next 12 months. The exact ratio of the Reverse Split, if effected, would be set at a whole number within the range as determined by the Board of Directors in its sole discretion. The Reverse Split Amendment would not change the number of authorized shares of our common stock and the par value of our common stock would remain at $0.00001 per share. As of the date of this Information Statement, we do not have any current plans, arrangements or understandings related the issuance of any additional shares of common stock that will become newly available as a result of the Reverse Split.

On July 16, 2024, we received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that, because the closing bid price for our common stock listed on Nasdaq was below $1.00 for 30 consecutive trading days, we no longer meet the minimum bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Marketplace Rule 5550(a)(2), requiring a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”).

In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), we have a period of 180 calendar days from the date of notification, or until January 13, 2025, to regain compliance with the Minimum Bid Price Requirement, during which the stock will continue to list on the Nasdaq.

The Reverse Stock Split would potentially increase our bid price such that we meet the Minimum Bid Requirement required for maintaining the listing requirements for the Nasdaq Capital Market. We currently do not meet the Nasdaq Minimum Bid Requirement. The Reverse Stock Split will not cause us to meet all of the listing requirements for Nasdaq. However, we believe the Reverse Stock Split will increase our stock price which may help us move towards eventually meeting the Minimum Bid Requirement. We can provide no assurances that the Reverse Stock Split will have a long-term positive effect on the market price of our common stock or increase our ability to be maintain listing for trading on Nasdaq.

We believe that enabling our Board of Directors to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, our Board of Directors may consider, among other things, factors such as:

●	the listing requirements of Nasdaq;
●	the historical trading price and trading volume of our common stock;
●	the number of outstanding shares of our common stock;
●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Split on the trading market for our common stock; and
●	prevailing general market and economic conditions.

Depending on the ratio for the Reverse Split determined by our Board of Directors, no less than 5 and no more than 25 shares of existing issued and outstanding common stock, as determined by our Board of Directors or a committee thereof, will be combined into one share of common stock. The Reverse Split Amendment, if any, will effect only the Reverse Split Ratio within such range determined by our Board of Directors to be in the best interests of our stockholders.

The Board will retain the authority not to effect the Reverse Split even though it has already obtained stockholder approval. Thus, the Board, at its discretion, may cause the filing of the Reverse Split Amendment to effect a Reverse Split or abandon it and effect no Reverse Split if it determines that such action is not in the best interests of our Company and stockholders.

Purpose of the Reverse Split

The Board of Directors is notifying stockholders of the proposed Reverse Split in connection with the plan to maintain listing our common stock on Nasdaq. The Board believes the consummation of the Reverse Split and the continued listing of our common stock on Nasdaq will make our common stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons described in this Information Statement, we believe that effecting the Reverse Split is in the Company’s and our stockholders’ best interests.

We believe that the Reverse Split will improve our ability to maintain listing on Nasdaq. Nasdaq requires, among other items, an initial bid price of least $4.00 per share and following initial listing, maintenance of a continued price of at least $1.00 per share. A decrease in the number of outstanding shares of our common stock resulting from a Reverse Split should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that our minimum bid price would remain over the Minimum Bid Price Requirement of Nasdaq following the Reverse Split.

Additionally, we believe that the Reverse Split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. As previously discussed, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Split will make our common stock a more attractive and cost-effective investment for many investors, which will enhance the liquidity of the holders of our common stock.

Reducing the number of outstanding shares of our common stock through the Reverse Split is intended, absent other factors, to increase the per share market price of our common stock in order to attract new investors and meet the Minimum Bid Price Requirement of Nasdaq. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, we cannot assure you that the Reverse Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Split. Accordingly, the total market capitalization of our common stock after the Reverse Split may be lower than the total market capitalization before the Reverse Split.

Procedure for Implementing the Reverse Split

The Reverse Split, if effected, would become effective upon the filing (the “Effective Time”) of the Reverse Split Amendment with the Office of the Secretary of State of the State of Delaware. The Reverse Split Amendment will implement the exchange ratio (of not less than 1-for-5 nor more than 1-for-25) as determined by the Board of Directors prior to the Effective Time. The exact timing of the filing of the Reverse Split Amendment will be determined by our Board of Directors based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, our Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Split if, at any time prior to filing the Reverse Split Amendment, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Split.

Effect of the Reverse Split on Holders of Outstanding Common Stock

The Reverse Split will not affect any stockholder’s percentage ownership interest in our Company, except as described below in “Fractional Shares” and with respect to the Adjustable Warrants, also described below. Record holders of our common stock otherwise entitled to a fractional share as a result of the Reverse Split because they hold a number of shares not evenly divisible by the Reverse Split Ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share. In addition, the Reverse Split will not affect any stockholder’s proportionate voting power (subject to the treatment of Fractional Shares and Adjustable Warrants as discussed herein).

The Reverse Split will not change the terms of our common stock. After the Reverse Split, the shares of our common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our common stock now authorized. Our common stock will remain fully paid and non-assessable.

After the effective time of the Reverse Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Reverse Split is not intended as, and will not have the effect of, a “going private transaction” as described by Rule 13e-3 under the Exchange Act.

After the Effective Time of a Reverse Split, the post-split market price of our common stock may be less than the pre-split price multiplied by the Reverse Split Ratio. In addition, a reduction in the number of shares of our common stock outstanding may impair the liquidity for our common stock, which may reduce the value of our common stock.

The availability of a substantial number of authorized but un-issued shares of our common stock resulting from the Reverse Split, under various scenarios, may be construed as having an anti-takeover effect by permitting the issuance of shares of our common stock to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions in our Articles of Incorporation or bylaws as then in effect. The proposal to effectuate the Reverse Split did not result from our knowledge of any specific effort to accumulate our securities or to obtain control of us by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise, and our Board of Directors did not authorize the Reverse Split to increase the authorized shares of our common stock to enable us to frustrate any efforts by another party to acquire a controlling interest or to seek representation on our Board of Directors.

In addition, the Reverse Split will increase the number of stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Reverse Split will achieve the desired results that have been outlined above.

The principal effect of the Reverse Split will be that (i) the number of shares of common stock issued and outstanding will be reduced to a number of shares between and including one-fifth to one-twentyfifth that amount, as the case may be based on the ratio for the Reverse Split as determined by our Board, and (ii) all outstanding options and warrants (other than the Adjustable Warrants described above) entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options or warrants (other than the Adjustable Warrants described below), as applicable, between and including one-fifth to one-twentyfifth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options or warrants (other than the Adjustable Warrants described below), as applicable, immediately preceding the Reverse Split at an exercise price equal to between and including 5 to 25 times the exercise price specified before the Reverse Split, resulting in essentially the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the Reverse Split, as the case may be based on the ratio for the reverse stock split as determined by our Board. Other awards under our 2021 Equity Compensation Plan and 2023 Equity Compensation Plan would be subject to proportionate adjustments.

Certain Risk Associated with the Reverse Split

There are certain risks associated with the implementation of the Reverse Split, including as follows.

■	While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Split will result in any particular price for our common stock or result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

■	There can be no assurance that the market price per new share of our common stock after a Reverse Split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our common stock after the Reverse Split may be lower than the total market capitalization before the Reverse Split. Moreover, in the future, the market price of our common stock following the Reverse Split may not exceed or remain higher than the market price prior to the Reverse Split.

■	Although we expect that the Reverse Split will result in an increase in the market price of our common stock, we cannot assure you that the Reverse Split, if implemented, will increase the market price of our common stock in proportion to the reduction in the number of shares of common stock outstanding or result in a permanent increase in the market price. The effect the Reverse Split may have upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. If the Reverse Split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a Reverse Split. The market price of our common stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split.

■	The Reverse Split may result in some stockholders owing “odd lots” of less than 100 shares of our common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

Beneficial Holders of Common Stock

Upon the implementation of the Reverse Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than we have instituted for registered stockholders for processing the Reverse Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Some of our registered holders of common stock may hold their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership in our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If your shares of common stock are held in book-entry form, you will receive a transmittal letter from our transfer agent, who is also acting as our exchange agent in connection with our Reverse Split, as soon as practicable after the Effective Time. The letter of transmittal will contain instructions on how to receive your post-Reverse Split shares of common stock electronically in book-entry form under the Direct Registration System (DRS). Shareholders will need to return to our transfer agent a properly executed and completed letter of transmittal in order to receive their new book-entry statement representing post-reverse split shares of common stock. The post-reverse split shares of common stock will contain the same restrictive legends as the pre-reverse split shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Split. Therefore, we will not issue certificates representing fractional shares. In lieu of issuing fractions of shares, the Company will round up the fractional share to the next whole share.

Accounting Matters

The proposed Reverse Split Amendment will not affect the par value of our common stock per share, which will remain $0.00001 par value per share. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Board Discretion to Implement the Reverse Split

The Board of Directors, in its sole discretion, may determine to implement the Reverse Split. Notwithstanding the approval of the Reverse Split by our majority shareholders, the Board of Directors, in its sole discretion, may determine not to implement the Reverse Split.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Colonial Stock Transfer Company, Inc. The address for Colonial Stock Transfer Company, Inc. is 66 Exchange Place, Suite 100, Salt Lake City, Utah 84111, and the telephone number is (801) 355-5740.

Consequences if the Reverse Split Amendment is Not Filed

The Reverse Split Amendment to effect the proposed Reverse Split of our issued and outstanding common stock is necessary for us to increase the trading price of our common stock and meet the Minimum Bid Price Requirement of Nasdaq. In order to move forward with our business strategy, key initiatives and plans to grow our business, we must raise additional funds and increase the price-per-share of our common stock. If we do not effect the Reverse Split, in all likelihood we would be unable to maintain our common stock on Nasdaq and we may be unable to obtain adequate capital to expand our sales and marketing efforts, increase our product offerings and grow our business. Without such additional capital, we may be required to scale back or eliminate some or all of our operations, which may have a material adverse effect on our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership of our common stock, our only outstanding class of voting stock, known by us as of the November 27, 2024, Record Date, by:

●	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or any member of such group has the right to acquire within sixty (60) days. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons have the right to acquire within sixty (60) days of November 27, 2024, are deemed to be outstanding for such person, but not deemed to be outstanding to compute the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse. Unless otherwise noted, the address of each person below is c/o Janover Inc., 6401 Congress Avenue, Suite 250, Boca Raton, Florida, 33487.

	Common Stock			Series A Preferred Stock
Name of Beneficial Owner	Shares		% (1)	Shares		% (2)	Voting Power
Officers and Directors

Blake E Janover, Chairman and Chief Executive Officer	5,838,504		50.67%	10,000	(3)	100%	94.90%

Bruce S Rosenbloom, Chief Financial Officer	84,500	(3)	*	-		-	-

William Caragol, Independent Director	110,000	(4)	*	-		-	-

Samuel Haskell, Independent Director	34,663	(5)	*	-		-	-

Marcelo Lemos, Independent Director	120,065	(6)	1.04%	-		-	-

Ned L. Siegel, Independent Director	20,000	(7)	*	-		-	-

All executive officers and directors (6 persons)	6,207,732		53.87%	10,000		100%	94.90%

5% or more shareholders	-		-	-		-	-

Groundbreaker Technologies Inc.	925,286	(8)	8.03%	-		-	-

*Less than 1%

1.	Based on 11,299,582 shares of common stock outstanding as of November 27, 2024.
2.	Based on 10,000 shares of Series A Preferred Stock outstanding as of November 27, 2024. Each share of Series A Preferred Stock is entitled to 10,000 votes per share on all matters entitled to be voted upon by the common stock unless otherwise prohibited by law.
3.	Consists of 10,000 shares of common stock and 75,000 vested restricted stock units. There were 150,000 shares of common stock issuable upon vesting of restricted stock units which were not included. The restricted stock units were granted on September 7, 2023, and vest over a period of four years.
4.	Consists of 10,000 shares of common stock and 100,000 shares of common stock issuable upon pursuant to a non-qualified stock option granted to Mr. Caragol under the Company’s 2021 Plan on July 24, 2023, for $4.00 per share. There were 25,000 shares of common stock issuable upon vesting of restricted stock units under the Company’s 2021 Plan which were not included. The restricted stock units were issued on July 26, 2024, and vest over a period of two years.
5.	Consists of 10,000 shares of common stock, 14,663 shares of common stock issuable pursuant to a non-qualified stock option granted to Mr. Haskell under the Company’s 2021 Plan on November 10, 2021, for $0.68 per share, and 10,000 shares of common stock issuable upon pursuant to a non-qualified stock option granted to Mr. Haskell under the Company’s 2021 Plan on July 24, 2023, for $4.00 per share. There were 10,000 shares of common stock issuable upon vesting of restricted stock units under the Company’s 2023 Plan which were not included. The restricted stock units were issued on July 26, 2024, and vest over a period of two years.
6.	Consists of (i) 40,739 shares of common stock, (ii) 29,326 shares of common stock issuable pursuant to a non-qualified stock option granted to Mr. Lemos under the Company’s 2021 Plan on November 10, 2021 for $6.14 per share, (iii) 50,000 shares of common stock issuable upon pursuant to a non-qualified stock option granted to Mr. Lemos under the Company’s 2021 Plan on July 24, 2023, for $4.00 per share. There were 25,000 shares of common stock issuable upon vesting of restricted stock units under the Company’s 2021 Plan which were not included. The restricted stock units were issued on July 26, 2024, and vest over a period of two years.
7.	Consists of 20,000 shares of common stock issuable pursuant to a non-qualified stock option granted to Mr. Seigel under the Company’s 2021 Plan on July 24, 2023, for $4.00 per share. There were10,000 shares of common stock issuable upon vesting of restricted stock units under the Company’s 2023 Plan which were not included. The restricted stock units were issued on July 26, 2024, and vest over a period of two years.
8.	As of March 31, 2024, based on information provided in a Schedule 13G/A filed May 31, 2024. Groundbreaker Technologies, Inc. listed it’s address as 900 N. Michigan Avenue, Suite 1600, Chicago, IL 60611.

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may after supplementing it. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Information Statement to the beneficial owners of our Common Stock held of record by such persons and that we will reimburse them for their reasonable expenses incurred in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at: c/o Janover Inc., 6401 Congress Avenue, Suite 250, Boca Raton, Florida, 33487.

MISCELLANEOUS

One Information Statement will be delivered to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing such address. Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this Information Statement to the stockholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future. In the event a stockholder desires to provide us with such notice, it may be given verbally by telephoning our offices at (561) 703-3614 or by mail to our address at c/o Janover Inc., 6401 Congress Avenue, Suite 250, Boca Raton, Florida, 33487, and Attn: Investor Relations.

We file annual, quarterly and current reports, proxy statements, and registration statements with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

By Order of the Board of Directors of Janover Inc.,

/s/ Blake Janover
Chief Executive Officer
December [*], 2024

APPENDIX A

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

JANOVER INC.

Janover Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Amended Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Amended Certificate of Incorporation of the Corporation, as amended (the “Charter”).

2. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3. Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE IV(A) of the Charter is hereby amended by adding the following new paragraph at the end of such article:

“Effective at 12:01 A.M., Eastern Time, on ___________, 2025 (the “2025 Split Effective Time”), every [●] ([●]) shares of common stock issued and outstanding or held by the Corporation as treasury shares as of the 2025 Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of common stock, without effecting a change to the par value per share of common stock, subject to the treatment of fractional interests as described below (the “2025 Reverse Split”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, an amount in cash equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Corporation’s common stock on The Nasdaq Capital Market on the trading day prior to the date on which the 2025 Split Effective Time occurs. As of the 2025 Split Effective Time and thereafter, a certificate(s) representing shares of common stock prior to the 2025 Reverse Split is deemed to represent the number of post-2025 Reverse Split shares into which the pre-2025 Reverse Split shares were reclassified and combined. The 2025 Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, common stock of the Corporation and all references to such common stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of common stock shall be deemed to be references to the common stock or options or rights to purchase or acquire shares of common stock, as the case may be, after giving effect to the 2025 Reverse Split.”

4. This Certificate of Amendment shall become effective at 12:01 A.M., Eastern Time, on _______, 2025.

* _ * _ * _ *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Amended Certificate of Incorporation as of __________, 2025.

JANOVER INC.

By:
Name:	Blake Janover
Title:	Chief Executive Officer